Exhibit 10.8
FIRST FEDERAL SAVINGS BANK
DEFERRED COMPENSATION PLAN
     The Board of Directors of First Federal Savings Bank has adopted this plan in order to provide deferred income and retirement benefits for its directors and any officers selected by the Board of Directors. The Plan is tax-qualified under Section 401 of the Code, and is unfunded and primarily for a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE I
Definitions
     The following words and phrases, when used in the Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise.
     1.1 “Acceptance” shall mean acceptance, by the Committee, of a Deferral Election Form, a Distribution Election Form, or an Investment Election Form (which acceptance shall be presumed unless, within ten business days of delivery of a Participant’s election to a Director, the Committee provides the Participant with a written notice detailing the reasons for its rejection).
     1.2 “Account” shall mean a bookkeeping account maintained by the Bank in the name of each Participant.
     1.3 “Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Bank, as the terms are defined in Section 424(e) and (f), respectively, of the Code.
     1.4 “Bank” shall mean First Federal Savings Bank, and any successor to its interest.
     1.5 “Beneficiary” shall mean the person or persons whom a Participant may designate as the beneficiary of the Participants Benefits under Article II, and shall mean the Participant’s estate in the absence of a valid designation. A Participant’s election of a Beneficiary shall be made on the Distribution Election Form, shall be revocable by the Participant during his or her lifetime, and shall be effective only upon its Acceptance by the Committee.
     1.6 “Benefits” shall mean any and all benefits that are or may become payable under Article II of the Plan.
     1.7 “Board” shall mean the Board of Directors of the Bank.

     1.8 “Change in Control” shall mean (i) the execution of an agreement for the sale of all, or a material portion, of the assets of the Bank; (ii) the execution of an agreement for a merger, consolidation, or other transaction of the Bank whereby the Bank is not the surviving entity; (iii) a change of control of the Bank, as defined or determined under the regulations or policies of the Bank’s primary regulator; (iv) the acquisition, directly or indirectly, of the beneficial ownership within the meaning of that term as it is used in Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting proxies or securities of the Bank by any person, trust, entity, or group. This limitation shall not apply to a transaction in which either the Bank merely converts to stock form or forms a holding company or up to 30% of any class of securities of the Bank are purchased by a tax-qualified employee stock benefit plan of the Bank or any Affiliate. The term “person” refers to an individual or a corporation, partnership, trust, Bank, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. References herein to the “Bank” shall also refer to any company that at any future time becomes the owner of more than 50% of the Bank’s assets or securities.
     1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.10 “Committee” shall mean any committee that the Board may appoint to administer and effectuate the Plan. The Committee shall act only by a majority of its members, and may act through meetings or written consents. Notwithstanding the foregoing, the Board may at any time act in lieu of the Committee with respect to any action that the Committee may take pursuant to the Plan.
     1.11 “Common Stock” shall mean the common stock, if any, of the Bank, but shall mean common stock of a holding company of the Bank if one is formed for that purpose independently of a Change in Control.
     1.12 “Deferrals” shall mean any Participant-directed deferrals that occur pursuant to Section 2.3 hereof.
     1. l3 “Deferral Election Form” shall mean the form attached hereto as Exhibit “A”.
     1.14 “Director” shall mean a member of the Board.
     1.15 “Distribution Election Form” shall mean the form attached hereto as Exhibit “B”.
     1.16 “Effective Date” shall mean December ___,1998.
     1.17 “Employee” shall mean any person to whom the Bank or an Affiliate pays “wages” that are reportable to the Internal Revenue Service on Form W-2 (or a successor form thereto).
     1.18 “Investment Election Form” shall mean the form attached as Exhibit “C”.
     1.19 “Just Cause” shall mean misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violations of any law, rule or regulation(other than traffic violations or similar offenses), or final cease-and-desist orders.

     1.20 “Participant” shall mean (i) an individual who serves as a Director of the Bank on the Effective Date, regardless of whether or not the Director is an Employee; and (ii) any Director or Employee whom the Board, specifically selects for participation in the Plan after the Effective Date, provided that an Employee shall be eligible for Plan participation only if the Employee is a member of a select group of the Bank’s management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time.
     1.21 “Plan” shall mean this First Federal Savings Bank Deferred Compensation Plan.
     1.22 “Plan Year” shall mean the one-year period that begins each January 1, except the initial Plan Year shall begin on the Elective Date and end on December 31, 1998.
     1.23 “ROAA” shall mean the return-on-average-assets for the Bank and its Affiliates as determined by the Committee in accordance with generally accepted accounting principals, but subject to the Committee’s discretion to take into account or disregard extraordinary financial events impacting the Bank or its Affiliates.
     1.24 “Trust” shall mean the trust created under the Trust Agreement.
     1.25 “Trust Agreement” shall mean the agreement entered into between the Bank and the Trustee, pursuant to the terms hereof.
     1.26 “Trustee” shall mean the person(s) or entity appointed by the Board pursuant to the Trust Agreement to hold legal title to the Plan Assets for the purposes set forth herein.
     1.27 “Year of Service” shall mean each full year of a Participants service, measured from the date a Participant initially commences such service, as a Director or Employee of the Bank or an Affiliate (but disregarding service as an emeritus or advisory director).
ARTICLE II
Credits to Accounts; Life Insurance
     2.1 Initial Credits. On the Effective Date, the Bank shall make the following credits to the Accounts of Participants: (i) the Account for each non-Employee Director will receive a credit equal to the product of $1,000 and the number of Years of Service of the Directors; (ii) the Account for each Executive Vice President will receive a credit equal to the product of $2,000 and the number of Years of Service of the Executive Vice President; and (iii) the Account for the Chief Executive Officer will receive a credit equal to the product of $4,000 and the number of his Years of Service.
     2.2 Future Credits. On each December 31st after 1998, the Bank shall make a credit to the Account of each Participant remaining in service as a Director or Employee of the Bank or an Affiliate. The amount of each credit will equal ___% of the annual cash fees that a non-Employee Director receives, ___% of the annualized base salary, on the date of the credit, of each participating Employee other than the Bank’s Chief Executive Officer, and % of the Chief Executive Officer’s annualized base salary on the date of the credit; provided, however that Directors who are over the age of 70 and Employees who are over the age of 65 will have such dollar amount subtracted from, instead of added to, their respective Accounts.

     2.3 Deferrals. Each Participant may elect, on the Deferral Election Form, to make Deferrals by directing that his or her fees, salary, bonuses, or other cash compensation be reduced on a pre-tax basis. Participants may elect to defer up to 25% of their salary and up to 100% of any board fees or cash bonuses. Such elections shall (i) be irrevocable until the end of the calendar year in which they are made, and (ii) be effective on the January 1st following their Acceptance, provided that a Participant may elect to have an election take effect as soon as administratively practicable with respect to cash compensation that the Participant may receive in the future and as to which the Participant currently has no legal right or claim. As soon as practicable after the end of each pay period, the Bank shall credit each Participant’s Account with any Deferrals that occurred during the pay period.
     2.4 Investment Return. At the end of each calendar year during which a Participant’s Account has a positive value, the Bank shall credit the Participant’s Account with an investment return based on the Participant’s election between (i) the highest annual return that the Bank is paying, on January 1 of the particular year, for certificates of deposit having a term of one year or less, and (ii) the difference between the Bank’s actual ROAA and 95% of its targeted ROAA for that year. Such elections shall be irrevocable except with respect to Deferrals and credits under Section 2.2 that occur after the date of a superseding election, and be effective on the January 1st following their Acceptance. For any calendar year during which a Participant does not have an investment election in place, his Account shall be credited with the highest rate of return paid by the Bank on its one-year, certificates of deposit (determined as of January 1st of that year). In the events of a stock conversion or mutual holding company reorganization by the Bank, each Participant may elect to have his or her Account credited with the total return on the resulting Common Stock.
     2.5 Short-swing Profit Rule. If the Bank were to sell stock as part of a conversion or mutual holding company reorganization and if a Participant elects to have his or her Account appreciate or depreciate based on changes in the value of the Common Stock, the effectiveness of any investment election that the Participant makes shall be deferred until the next following date on which said election would not result in an “opposite way” transaction for purposes of SEC Rule 16b-3. For purposes of this paragraph, an “opposite way” transaction means an election that affects a “sale” of the Common Stock by a Participant within six months of an election that affects a “purchase” (and vice versa), whether under this Plan or another plan maintained by the Bank. This six-month “opposite way” rule will not apply, however, if the Participant elects to receive a distribution in connection with either his or her death or termination of the Participant’s service with the Bank.
     2.6 Life Insurance. Pursuant to the Plan, the Bank will provide any life insurance that an Employee who is a Participant would lose if the Bank at any time terminates its defined benefit pension plan. The rights of each affected Participant and the obligations of the Bank shall be determined pursuant both (i) to the terms of such defined benefit pension plan that are in effect immediately before its termination, and (ii) to federal law that is then applicable to said plan.

ARTICLE III
Vesting: Distributions from Accounts
     3.1 Vesting. Each Participant shall at all times be fully vested in his or her Account, except where the Participant’s employment with the Bank terminates due to Just Cause, then the Participant shall automatically forfeit the portion of his or her Account that is not attributable to Deferrals.
     3.2 In-Service Hardship Distributions. If the Participant or a member of the Participant’s immediate family (or a dependent of the Participant) should suffer one or more of the following unforeseen hardships, the Participant may apply to the Committee for a withdrawal of all or part of the vested portion of his or her Account:
(i)	extraordinary medical expenses, or

(ii)	other unforeseeable and severe financial hardships that the Committee may generally recognize.
     The Committee shall have sole and complete discretion over whether or not to grant a Participant’s request for a hardship withdrawal, provided that (i) the Committee shall make its decisions in a uniform and nondiscriminatory manner, and (ii) the Participant who requests a withdrawal shall abstain from participation in, and voting on, such request. If the Committee approves a withdrawal, the Bank shall pay the approved amount to the Participant as soon as practicable, and shall treat said amount as a pro-rata reduction from each measure of investment return then in effect under Section 2.4 hereof.
     3.3 Post-Termination Distributions. The Bank shall pay a Participant’s Account in cash, in substantially equal annual payments over a period of five years, beginning as soon as administratively practicable following the Participant’s termination of employment for any reason other than Just Cause or death; provided that a Participant may elect on the Distribution Election Form to have his or her Account paid in an immediate lump sum distribution or in annual payments over a period not exceeding 10 years.
     3.4 Distribution Elections. In order to be effective, Acceptance of a Participant’s Distribution Election Form must occur, either (i) more than one year before the date on which the Participant’s service as an Employee terminates for any reason or (ii) within 30 days of the Participant’s initial commencement of Plan participation, or (iii) more than 90 days before the closing of a Change in Control. In the event a Participant files more than one valid Distribution Election Form, the most recent valid election shall supersede any and all prior elections. Nevertheless, Beneficiary designations made pursuant to executed Election Forms shall be revocable during the Participant’s lifetime and a Participant may, by submitting an effective superseding Election Form at any time and from time to time, prospectively change the designated Beneficiary and the manner of payment to a Beneficiary.

     3.5 Death Benefits. If a Participant dies before receiving all Benefits payable pursuant to Section 3.3, then the remaining vested balance of the Participant’s Account shall be distributed in a lump sum to the Participant’s Beneficiary as soon as administratively practicable following the date of the Participant’s death; provided that a Participant may specify on the Distribution Election Form the distribution period elected by the Participant pursuant to Section 3.3 hereof.
     3.6 Change in Control. In the event of a Change in Control, the Bank and the Participant have the right to mutually agree to limit payments that they might consider excess “golden parachute payments” as defined under §280G and 4999 of the Code.
ARTICLE IV
Source of Benefits
     4.1 General Rule. Benefits accumulated under the Plan shall constitute an unfunded, unsecured promise by the Bank to provide such payments in the future, as and to the extent such Benefits become payable. Benefits accumulated under the Plan shall be paid from the general assets of the Bank, and no person shall, by virtue of this Plan, have any interest in such assets, other than as an unsecured creditor of the Bank. For any Plan Year during which a Trust is maintained, (i) the Trustee shall inform the Committee annually prior to the commencement of each fiscal year as to the manner in which such Trust assets shall be invested, and (ii) the Committee shall, as soon as practicable after the end of each calendar quarter, provide the Trustee with a schedule specifying the amount of any Trust contribution that is attributable to the Participant’s Account. The Bank shall also, at least annually, provide the Trustee with a schedule specifying the amounts payable to each Participant, and the time for making such payments. All interest, dividends, and realized gain/losses on Trust assets will be taxed to the Bank.
     4.2 Trust Funding on Change in Control. In the event of a Change in Control, the Bank shall contribute to the Trust an amount sufficient to provide the Trust, with assets having an overall value equivalent to the value of the aggregate Account balances under the Plan.
ARTICLE V
Recordkeeping; Plan Expenses
     The Committee shall be responsible for maintaining all Accounts, with particular reference to contribution sources and allocating gains and losses (at least quarterly), and shall prepare Account reports for the Participants and the Bank. The Committee in its discretion may appoint or remove a third-party record keeper. The Bank shall pay all expenses associated with the Plan and the Trust.

ARTICLE VI
Assignment
     Except as otherwise expressly provided by this Plan, it is agreed that neither the Participant nor his or her Beneficiary, to include the Participant’s executors and administrators, heirs, legatees, distributes, and any other person or persons claiming any benefits under him or her under this Plan, shall have any right to assign, transfer, pledge, hypothecate, sell, transfer, alienate, and encumber or otherwise convey the right to receive any Benefits hereunder, which Benefits and the rights thereto are expressly declared to be nontransferable. The right to receive Benefits under this Plan shall likewise not be subject to execution, attachment, garnishment, sequestration or similar legal, equitable or other process to the benefit of the Participant’s creditors. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Participant’s rights to receive Benefits under this Plan or the levy of any attachment, garnishment or similar process thereupon, shall be null and void and without effect.
ARTICLE VII
No Retention of Services
     The Benefits payable under this Plan shall be independent of, and in addition to, any other compensation payable by the Bank to a Participant, whether in the form of fees, bonus, retirement income under employee benefit plans sponsored or maintained by the Bank or otherwise. This Plan shall not be deemed to constitute a contract of employment between the Bank and any Participant.
ARTICLE VIII
Rights of Participants and Beneficiaries
     The rights (if any) of Participants and their Beneficiaries under this Plan shall be solely those rights of unsecured creditors of the Bank.
ARTICLE IX
Reorganization
     The Bank agrees that it will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the Bank herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this Article IX, without having made adequate provision for the fulfillment of its obligation hereunder.
ARTICLE X
Amendment and Termination
     The Board may amend or terminate the Plan at any time, provided that no such amendment or termination shall, without the written consent of an affected Participant, alter or impair either the vested balance credited to the Participant’s Account or any rights that the Participant has accrued under the Plan.

ARTICLE XI
State Law
     This Plan shall be construed and governed in all respects under and by the laws of the State of Tennessee, except to the extent preempted by federal law. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
ARTICLE XII
Headings; Gender
     Headings and subheadings in this Plan are inserted for convenience and reference only and constitute no part of this Plan. This Plan shall be construed, where required, so that the masculine gender includes the feminine.
ARTICLE XIII
Interpretation of the Plan
     The Committee shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Committee shall be conclusive and binding on all affected parties, unless such decisions are arbitrary and capricious.
ARTICLE XIV
Disputes; Legal Fees
     14.1 Generally. Any controversy or claim that arises under this Plan and cannot be settled by the parties shall be addressed solely in the federal or state courts located in Clarksville, Tennessee, or in the closest jurisdiction thereto if no state or federal court exists in Clarksville at the time of such review.
     14.2 Reimbursement of Legal Fees. In the event that any dispute arises between the Participant and the Bank as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action that the Participant takes to enforce the terms of this Plan or to defend against any action taken by the Bank or an Affiliate, the Participant shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Participant shall obtain a final judgment or, settlement substantially in favor of the Participant either in a court of competent jurisdiction or in binding arbitration under the rules of the American Arbitration Association or in a written settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Participant’s furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant.
     14.3 Indemnification. To the maximum extent allowed by law, the Bank shall indemnify each member of the Committee and each Trustee who is a Director or Employee for any loss arising from their actions under the Plan and Trust; provided that such indemnification shall not occur for actions that constitute Just Cause.
ARTICLE XV
Duration of Plan
     Unless terminated earlier in accordance with Article X, this Plan shall remain in effect during the term of service of the Participants and until all Benefits payable hereunder have been made.

Plan Exhibit “A”
FIRST FEDERAL SAVINGS BANK
DEFERRED CONDENSATION PLAN
Deferral Election Form
     AGREEMENT, made this ___ day of ___, 199___, by and between the undersigned participant (the “Participant”) in the First Federal Savings Bank Deferred Compensation Plan (the “Plan”) and First Federal Savings Bank (the “Bank”).
     WHEREAS, the Bank has established the Plan, and the Participant is eligible to participate in said Plan.
     NOW, THEREFORE, it is mutually agreed as follows:
     1. The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, elects to defer the receipt of:
___% of the Participant’s base salary (up to 25%).
___% of the Participant’s director’s fees, bonuses or other cash compensation (up to 100%).
     2. Unless the Participant checks this space ___ thereby designating the next January 1st as this election’s effective date, this election will supersede any prior. election and will take effect as soon as practicable hereafter (but only with respect to future compensation as to which the Participant has no current legal right or claim through the rending of services).
     3. This election will continue in force until ram the effective date of a superseding election by the Participant, at until the Participant terminates service with the Bank, DI until the Plan is terminated by appropriate corporate action, whichever shall first occur.
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witnessed by:	PARTICIPANT

Witnessed by:	FIRST FEDERAL SAVINGS BANK

By:
A member of the Board

Plan Exhibit “B”
FIRST FEDERAL SAVINGS BANK
DEFERRED COMPENSATION PLAN
Distribution Election Form
     AGREEMENT, made this ___ day of ___, 199___, by and between the undersigned participant (the “Participant”) in the First Federal Savings Bank Deferred Compensation Plan (the “Plan”), and First Federal Savings Bank (the “Bank”) with respect to distribution of the Participant’s benefits under the Plan.
     NOW, THEREFORE, it is mutually agreed as follows:
     1. Form or Payment Generally. The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, elects to have his or her Account distributed as follows:
☐	in a lump sum.

☐	in substantially equal annual payments over a period of ___ years.
     2. Timing of Payment. Payment of a Participant’s first annual installment from his or her Account shall occur as soon as administratively practicable after the Participant terminates service with the Bank. Payment of any subsequent annual installments shall be occur no later than March 31 of each calendar year thereafter.
     3. Medium of Payment. Any benefits payable to the Participant shall be paid —
☐	in cash only.

☐	in cash and any shares of common stock of the Bank (or its holding company, if one is formed) that are held in the Plan’s grantor trust for the Participant’s benefit.
     4. Form of Payment of Beneficiary. In the event of the Participant’s death, his or her Account shall be distributed
☐	in one lump sum payment.

☐	in accordance with the payment schedule selected in paragraph 1 hereof (with payments made as though the Participant survived to collect all benefits, and as though the Participant terminated service on the date of his or her death, if payments had not already begun).

     5. Designation of Beneficiary. In the event of the Participant’s death before he or she has collected all of the benefits payable under the Plan, the Participant hereby directs that any survivorship benefits payable under Article III of the Plan be distributed to the beneficiary or beneficiaries designated under subparagraphs a and b of this paragraph 5 in the medium elected pursuant to paragraph 3 above:
     a. Primary Beneficiary. The Participant hereby designates the person(s) named below to be his or her primary beneficiary and to receive the balance of any unpaid benefits under the Plan.

Name(s) of		Percentage of
Primary Beneficiary	Mailing Address	Death Benefit
%
%
     b. Contingent Beneficiary. In the event that the primary beneficiary or beneficiaries named above are not living at the time of the Participant’s death, the Participant hereby designates the following person(s) to be his or her contingent beneficiary for purposes of the Plan:

Name(s) of		Percentage of
Primary Beneficiary	Mailing Address	Death Benefit
%
%
     6. Effect of Election. The elections made in paragraphs 1, 2 and 3 hereof shall become irrevocable on the earlier of (1) the Participant’s death, (2) the date one year before the Participant first becomes entitled to receive a distribution under Article III of the Plan, and (3) the date 90 days before a Change in Control. The Participant may, by submitting an effective superseding Distribution Election Form at any time and from time to time, prospectively change the beneficiary designation and the manner of payment to a Beneficiary. Such elections shall, however, become irrevocable upon the Participant’s death.
     7. Mutual Commitments. The Bank agrees to make payment of all amounts due the Participant in accordance with the terms of the Plan and the elections made by the Participants herein. The Participant agrees to be bound by the terms of the Plan, as in effect on the date hereof or properly amended hereafter.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witnessed by:	PARTICIPANT

Witnessed by:	FIRST FEDERAL SAVINGS BANK

By:
A duly authorized Committee Member

Plan Exhibit “C”
FIRST FEDERAL SAVINGS BANK
DEFERRED COMPENSATION PLAN
Investment Election Form
     WHEREAS, First Federal Savings Bank (the “Bank”) has established the First Federal Savings Bank Deferred Compensation Plan (the “Plan”), and the undersigned participant therein is eligible to make an investment election pursuant to Article II of said Plan.
     NOW THEREFORE, the Participant hereby elects as follows:
     1. The Participant directs that any amounts credited to his or her account under the Plan will appreciate or depreciate from the effective date hereof, as though they were invested as follows:
          ___% in one-year certificates of deposit of the Bank.
          ___% in the amount by which the Bank’s most recent ROAA exceeds 95% of its targeted ROAA.
     2. The investment election made in the prior paragraph shall be effective on the first day of the next following January 1st, and shall remain in effect until the December 31st that immediately follows the Committee’s receipt of a properly executed superseding investment election by the Participant.
     IN WITNESS WHEREOF, the Participant has executed this form on the ___ day of ___ 199___.

Witnessed by:	PARTICIPANT

FIRST FEDERAL SAVINGS BANK
GRANTOR TRUST AGREEMENT
     PREAMBLE. This Grantor Trust Agreement (the “Trust Agreement”) made this ___ day of ___,199___, by and between First Federal Savings Bank (the “Bank”) and the directors who are signatories hereto (acting by majority, the “Trustee”).
     WHEREAS, the Bank has established the First Federal Savings Bank Deferred Compensation Plan (the “Plan”); and
     WHEREAS, the Bank has incurred or expects to incur liability under the terms of the Plan to participants and their beneficiaries (together, the “Beneficiaries”); and
     WHEREAS, the Bank wishes to establish this trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Bank’s general creditors in the event of Insolvency, as defined in Section 3(a) hereof, until paid to Beneficiaries in such manner and at such tunes as specified in the Plan; and
     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as unfunded and maintained for the purpose of providing deferred compensation to a select group of management or highly compensated individuals for purposes of Title I of the Employee Retirement Income Security Act of 1974; and
     WHEREAS, it is the intention of the Bank to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.
     NOW, THEREFORE, the parties do hereby establish this Trust and agree that the Trust shall be comprised, held and disposed of as follows:
     Section 1. Establishment of Trust
     (a) The Bank may open a deposit account in the name of the grantor trust to hold amounts sufficient to pay vested benefits.
     (b) The Bank hereby deposits, or will shortly hereafter deposit in trust, the sum of $____ with the Trustee on or shortly after execution of this Trust Agreement, which shall constitute the initial principal of the Trust to be held, administered and dispersed by the Trustee as provided for in this Trust Agreement.
     (c) The Trust shall be irrevocable.
     (d) The Trust is intended to be a grantor trust, of which the Bank is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

     (e) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Bank and shall be used exclusively as herein set forth. Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Beneficiaries against the Bank. Any assets held by the Trust will be subject to the claims of the Bank’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.
     (f) In its sole discretion, the Bank may at any time, or from time to time, make additional contributions of cash or other assets to the Trustee to augment the principal of the Trust to be held, administered and dispersed by the Trustee as provided for in this Trust Agreement. Neither the Trustee nor any Beneficiary shall have any right to compel such additional contributions.
     (g) Upon a Change in Control within the meaning of Section 13(e) hereof, the Bank shall, as soon as possible but in no event longer than, ten business days after the Change in Control, make an irrevocable contribution to this Trust in an amount that is projected to provide the Trust with sufficient assets to pay each Beneficiary the benefits to which he or she is entitled pursuant to the Plan as in effect on the date of the Change in Control.
     Section 2. Payments to Beneficiaries
     (a) Within 60 days after the end of each calendar year beginning with 1999, the Bank shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates, the amounts payable in respect of each Beneficiary, that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Beneficiary in accordance with such Payment Schedule. The Trustee shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Bank. After a Change in Control, the Trustee shall promptly make payments from the Trust to each and every Beneficiary who provides the Trustee with a notarized statement specifying the amount payable and affirming that such amount has both become unconditionally payable pursuant to the Plan and has not been, and is not being, paid directly by the Bank or its successor (which shall receive notice of such payments promptly but only after the Trustee makes them).
     (b) The entitlement of a Beneficiary to benefits under the Plan shall be determined by the Bank or such party as may be designated under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.
     (c) The Bank may make payment of benefits directly to Beneficiaries as they become due under the terms of the Plan. The Bank shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Bank shall make the balance of each such payment as it falls due. The Trustee shall notify the Bank where principal and earnings are insufficient under the Payments Schedule.

     (d) Notwithstanding any provision of this Agreement other than Section 3 hereof, the Trustee shall distribute all Trust assets to Beneficiaries as soon as immediately practicable after the Bank receives a CAMELS rating of 4 or 5 (or a comparable rating under a successor system). The Trustee shall make such distributions in a manner reasonably intended to provide each Beneficiary with his or her accrued benefits under the Plan.
     Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Bank is Insolvent
     (a) The Trustee shall cease payment of benefits to Beneficiaries if the Bank is Insolvent. The Bank shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Bank is unable to pay its debts as they become due, (ii) the Bank becomes subject to a pending proceeding as a debtor under the United States Bankruptcy Code, (iii) the Bank is determined to be insolvent by the Office of Thrift Supervision, or (iv) the Bank is placed in receivership under the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
     (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Bank under federal and state law as set forth below.
     (c) The Board of Directors and the Chief Executive Officer of the Bank shall have the duty to inform the Trustee in writing of the Bank’s Insolvency. If a person claiming to be a creditor of the Bank alleges in writing to the Trustee that the Bank has become Insolvent, the Trustee shall determine whether the Bank is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Beneficiaries.
          (1) Unless the Trustee has actual knowledge of the Bank’s Insolvency, or has received notice from the Bank or a person claiming to be a creditor alleging that the Bank is insolvent, the Trustee shall have no duty to inquire whether the Bank is Insolvent. The Trustee may in all events rely on such evidence concerning the Bank’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Bank’s solvency.
          (2) If at any time the Trustee has determined that the Bank is Insolvent, the Trustee shall discontinue payments to Beneficiaries, shall liquidate the Trust’s investment, if any, in common stock (“Common Stock”) of the Bank (or its holding company if one exists), and shall hold the assets of the Trust for the benefit of the Bank’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Beneficiaries as general creditors of the Bank with respect to benefits due under the Plan or otherwise.

          (3) The Trustee shall resume the payment of benefits to Beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Bank is not Insolvent (or is no longer Insolvent).
     (d) If the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Beneficiaries under the terms of the Plan for the period of such discontinuance, provided that there are sufficient assets to make such payments. The aggregate amount of any payments to Beneficiaries by the Bank in lieu of the payments provided for hereunder during any such period of discontinuance shall be deducted from any payment made by the Trustee hereunder.
     Section 4. Payments to the Bank
     Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Bank shall have no right or power to direct the Trustee to return to the Bank or to divert to others any of the Trust assets before all payment of benefits have been made to Beneficiaries pursuant to the terms of the Plan.
     Section 5. Investment Authority
     (a) The Trustee shall have complete discretion as to the investment of Trust assets, provided that the Trustee (i) shall invest Trust assets in a manner reasonably expected to provide the Trust with assets sufficient to meet the Bank’s obligations under the Plan, and (ii) shall follow any investment directions provided by the Bank prior to a Change in Control.
     (b) All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Beneficiaries, except that voting rights with respect to any Common Stock held by the Trust will be exercised in accordance with the terms of any Employee Stock Ownership Plan adopted by the Bank or its to-be-formed holding company (and, otherwise, as directed by the Bank’s Board of Directors). The Bank shall have the right at and from time to time in its sole discretion, to substitute assets of equal fair market value for any assets held by the Trust. This right is exercisable by the Bank in a nonfiduciary capacity without consent of any person in a fiduciary capacity.
     (c) Subject to applicable federal and state securities laws, if for any reason the Trustee determines that it is appropriate to sell shares of Common Stock, if any, the Trustee shall first offer to sell such shares to the following purchasers, in order of priority: first, the Bank; second, any benefit plan maintained by the Bank; third, current Directors of the Bank; fourth, current officers of the Bank; fifth, members of the general public (through sales on the open market).
     Section 6. Disposition of Income
     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

     Section 7. Accounting By Trustee
     The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Bank and the Trustee. Within 60 days following each June 30 occurring after the execution of this Agreement, and within 20 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Bank a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.
     Section 8. Responsibility of Trustee
     (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Bank which is contemplated by, and in conformity with, the terms of the Plan or this Trust Agreement and is given in writing by the Bank. In the event of a dispute between the Bank and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.
     (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Bank agrees to indemnify the Trustee against Trustee’s costs, expenses and liabilities (Including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments, except in those cases where the Trustee shall have been found by a court of competent jurisdiction to have acted with gross negligence or willful misconduct. If the Bank does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.
     (c) The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.
     (d) The Trustee may hire agents; accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.
     (e) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

     (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.
     Section 9. Compensation and Expenses of Trustee
     The Bank shall pay all administrative expenses and the Trustee’s fees and expenses relating to the Plan and this Trust. If not so paid, the fees and expenses shall be paid from the Trust.
     Section 10. Resignation and Removal of Trustee
     The Trustee may resign at any time by written notice to the Bank, which resignation shall be effective 30 days after the Bank receives such notice (unless the Bank and the Trustee agree otherwise). The Trustee may be removed by the Bank on 30 days notice or upon shorter notice accepted by the Trustee, but only if each Participant (and each Beneficiary in pay status) consents in writing to such removal.
     If the Trust resigns, or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust. Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Bank extends the time for such transfer.
     Section 11. Appointment of Successor
     If the Trustee resigns or is removed in accordance with Section 10 hereof, the Bank may appoint any other party as a successor to replace the Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the Trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the Bank or the successor trustee to evidence the transfer. Notwithstanding the foregoing, if the Trustee resigns or is removed following a Change in Control, the Trustee that has resigned or is being removed shall appoint as its successor a third party financial institution that has trust powers, is independent of and unrelated to the entity that has acquired or otherwise ‘obtained control of the Bank, and is agreed to in writing by Beneficiaries who are credited with at least 80% of the Trust’s assets.

     A successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor trustee shall not be responsible for, and the Bank shall indemnify and defend the successor trustee from, any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes successor trustee.
     Section 12. Amendment or Termination
     (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Bank, provided that no such amendment shall either conflict with the terms of the Plan or make the Trust revocable.
     (b) Notwithstanding subsection (a) hereof, the provisions of this Trust Agreement and the trust created thereby may not be amended or terminated after the date a Change in Control occurs, without the written consent of Beneficiaries who are credited with at least 80% of the Trust’s assets.
     (c) The Trust shall not terminate until the date on which no Beneficiary is entitled to benefits pursuant to the terms hereof or of the Plan. Upon termination of the Trust, the Trustee shall return any assets remaining in the Trust to the Bank.
     (d) The Bank may terminate this Trust prior to the payment of all benefits under the Plan upon written approval of the Beneficiaries entitled to payment of such benefits.
     Section 13. Miscellaneous
     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
     (b) Benefits payable to Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process, except pursuant to the terms of the Plan and this Trust Agreement.
     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, except to the extent preempted by federal law.
     (d) The Trustee agrees to be bound by the terns of the Plan, as in effect from time to time.
     (e) “Change in Control” is defined in the Plan, and shall be defined in the same manner for purposes of this Trust. Any amendment to said Plan that modifies said definition shall be deemed to apply with equal force, effect, and timing to the definition of Change in Control for purposes of this Trust, except that a modification that may adversely affect a Beneficiary shall be in effectual as to the Beneficiary unless he or she consents in writing to be bound by the modification.

     Section 14. Effective Date
     The effective date of this Trust Agreement shall be the date referenced in its Preamble.
     IN WITNESS WHEREOF, the Bank, by its duly authorized officer, has caused this Trust Agreement to be executed, and its corporate seal affixed, and the Trustees have executed this Trust Agreement, this on the date referenced in its opening paragraph.

“BANK”

FIRST FEDERAL SAVINGS BANK

Witnessed by:
By:

Its

“TRUSTEE”

Witnessed by:

Director

Witnessed by:

Director

Witnessed by:

Director

FIRST FEDERAL SAVINGS BANK
DEFERRED COMPENSATION PLAN
2005 Amendment
     WHEREAS, First Federal Savings Bank (the “Bank”) maintains the First Federal Savings Bank Deferred Compensation Plan (the “Plan”), and Article X of the Plan permits the Bank’s Board to amend the Plan, subject to the consent of any Plan participant (“Participant”) who may be adversely affected by a change; and
     WHEREAS, the Bank desires to amend Sections 2.3, 3.3, and 3.4 of the Plan to conform with section 409A of the Internal Revenue Code and to allow Plan participants to make new elections related to the timing and form of deferred compensation.
     NOW, THEREFORE, the Plan is hereby amended as follows, effective December 21, 2005, with respect to Plan participants who consent and all who become participants in the Plan after the effective date of this Amendment.
1.	The third sentence of Section 2.3 is deleted and replaced with the following:

Such election may be changed or revoked, but will become irrevocable each December 31st with respect to salary, board fees, bonuses, and other cash compensation payable with respect to services performed in the immediately following year.

2.	Section 3.3 is deleted in its entirety and replaced with the following:

3.3	Post-Termination Distributions. The Bank shall pay a Participant’s Account in cash, in substantially equal annual payments over a period of five years, beginning as soon as administratively practicable following the Participant’s termination of employment for any reason other than for Just Cause or death, provided that a Participant may make certain different distribution elections under Sections 3.4 and 3.5 below.

3.	Section 3.4 is deleted in its entirety and replaced with the following:

3.4	Elections.
(i)	Initial Deferral Elections. If a Participant wishes to receive distributions in a manner other than as provided in Section 3.3 above, the Participant must complete a Distribution Election Form within 30 days after the date the Participant becomes eligible to participate in the Plan, with respect to salary, board fees, bonuses, and other cash compensation paid for services to be performed subsequent to the election. A Participant may elect on the Distribution Election Form to have his or her Account paid in an immediate lump sum distribution or in substantially equal annual payments over a period not exceeding ten (10) years. If a Participant does not complete a Distribution Election Form within 30 days after the date the Participant becomes eligible to participate in the Plan, such Participant will receive distributions as provided in Section 3.3 above.

(ii)	Subsequent Deferral Elections. A Participant may make a subsequent election to delay a payment or to change the form of payment of an amount of deferred compensation if such election meets the following conditions:
(a)	The election may not take effect until at least 12 months after the date on which the election is made;

(b)	In the case of an election related to a payment not described in § 1.409A-3(a)(2) (payment on account of disability), § 1.409A-3(a)(3) (payment on account of death), or § 1.409A-3(a)(6) (payment on account of the occurrence of an unforeseeable emergency), the payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, 5 years from the date the first amount was scheduled to be paid); and

(c)	Any election related to a payment described in § 1.409A-3(a)(4) (payment related to a specified time or pursuant to a fixed schedule) may not be made less than 12 months prior to the date the payment is scheduled to be paid (or in the case of a life annuity or installment payments treated as a single payment, 12 months prior to the date the first amount was scheduled to be paid).
(iii)	Transition Relief under Section 409A. Notwithstanding any terms of the Plan to the contrary, a Participant may make an election to change the form and timing of payment of any deferred compensation accrued under this Plan under the transition relief provided under Notice 2005-1 and Proposed Regulations issued under section 409A. To make an election under this Section 3.4(iii), a participant in the Plan must complete a Distribution Election Form, and Acceptance of a Participant’s Distribution Election Form must occur no later than December 31, 2005.
[Signatures on Following Page]

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     WHEREFORE, on this 21 day of December, 2005, the undersigned officer of the Bank being duly authorized, hereby executes this 2005 Amendment on behalf of the Bank.

FIRST FEDERAL SAVING BANK

/s/ Earl O. Bradley, III Its Chief Executive Officer

Witnessed by:	Earl O. Bradley, III

/s/ Patrick C. Greenwell
Patrick C. Greenwell

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FIRST FEDERAL SAVINGS BANK
DEFERRED COMPENSATION PLAN
Deferral Election Form
     AGREEMENT, made this ___ day of ___, 20___, by and between the undersigned participant (the “Participant”) in the First Federal Savings Bank Deferred Compensation Plan (the “Plan”), and First Federal Savings Bank (the “Bank”).
     WHEREAS, the Bank has established the Plan, and the Participant is eligible to participate in said Plan.
     NOW THEREFORE, it is mutually agreed as follows:
     1. The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth therein, and in accordance therewith, elects to defer the receipt of:
          ___% of the Participant’s base salary (up to 25%)
          ___% of the Participant’s board fees, bonuses, or other cash compensation (up to 100%)
     2. The effective date of this Election is January 1 of the year next following the above date.
     3. This Election will continue in force until changed or revoked, but will become irrevocable each December 31st with respect to salary payable with respect to services performed in the immediately following year.
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witnessed by:	PARTICIPANT

Witnessed by:	FIRST FEDERAL SAVINGS BANK

By:
A duly authorized Committee Member

FIRST FEDERAL SAVINGS BANK
DEFERRED COMPENSATION PLAN
Distribution Election Form
     AGREEMENT, made this ___ day of ___________, 20__, by and between the undersigned participant (the “Participant”) in the First Federal Savings Bank Deferred Compensation Plan (the “Plan”), and First Federal Savings Bank (the “Bank”) with respect to distribution of the Participant’s benefits under the Plan.
     NOW THEREFORE, it is mutually agreed as follows:
     1. Form of Payment Generally. The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, elects to have his or her Account distributed as follow:
☐	in a lump sum.

☐	in substantially equal annual payments over a period of ___ years (not to exceed ten (10) years).
     2. Timing of Payment. Payment of a Participant’s first annual installment from his or her Account shall occur as soon as administratively practicable after the Participant terminates service with the Bank. Payment of any subsequent annual installments shall occur no later than March 31 of each calendar year thereafter.
     3. Medium of Payment. Any benefits payable to the Participant shall be paid in cash only.
     4. Form of Payment to Beneficiary. In the event of the Participant’s death, his or her Account shall be distributed —
☐	in one lump sum payment.

☐	in one lump sum payment in accordance with the payment schedule selected in paragraph 1 hereof (with payments made as though the Participant survived to collect all benefits, and as though the Participant terminated service on the date of his or her death, if payments had not already begun).
     5. Designation of Beneficiary. In the event of the Participant’s death before he or she has collected all of the benefits payable under the Plan, the Participant hereby directs that any survivorship benefits payable under Article III of the Plan be distributed to the beneficiary or

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beneficiaries designated under subparagraphs a and b of this paragraph 5 in the medium elected pursuant to paragraph 3 above:
          a. Primary Beneficiary. The Participant hereby designates the person(s) named below to be his or her primary beneficiary and to receive the balance of any unpaid benefits under the Plan.

Name(s) of		Percentage of
Primary Beneficiary	Mailing Address	Death Benefit
%
%
          b. Contingent Beneficiary. In the event that the primary beneficiary or beneficiaries named above are not living at the time of the Participant’s death, the Participant hereby designates the following person(s) to be his or her contingent beneficiary for purposes of the Plan:

Name(s) of		Percentage of
Primary Beneficiary	Mailing Address	Death Benefit
%
%
     6. Effect of Election. The election made in paragraphs 1, 2 and 3 hereof may be changed, but only in accordance with Section 3.4 of the Plan, as amended. The Participant may, by submitting an effective superseding Distribution Election Form at any time and from time to time, prospectively change the beneficiary designation and the manner of payment to a Beneficiary. Such elections shall, however, become irrevocable upon the Participant’s death.
     7. Mutual Commitments. The Bank agrees to make payment of all amounts due the Participant in accordance with the terms of the Plan and the elections made by the Participant herein. The Participant agrees to be bound by the terms of the Plan, as in effect on the date hereof or properly amended hereafter.

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     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witnessed by:	PARTICIPANT

Witnessed by:	FIRST FEDERAL SAVINGS BANK

By:
A duly authorized Committee Member

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